EXHIBIT 10.2

BROKER AGREEMENT

This BROKER AGREEMENT (this “Agreement”) is made as of [_________] (the “Effective Date”) between Starco Brands, Inc. having its principal place of business at 250 26th St., Suite 200 Santa Monica, CA 90402 (the “Supplier”), and [_____________] (the “Broker”), collectively referred to herein as the “Parties”; and each a “Party.”

WHEREAS, Supplier produces and/or markets quality beverage alcohol products; and

WHEREAS, Broker is duly licensed as a broker for beverage alcohol products in the Territory to facilitate the sale and distribution of such products to such purchasers as may be authorized by the laws of the Territory to purchase such products; and

WHEREAS, Supplier desires to appoint Broker, and Broker desires to accept such appointment, to further the sale and distribution of certain of its products in the Territory as set out below;

NOW, THEREFORE, for and in consideration of the mutual promises set forth below, the Parties agree as follows:

1.

Broker Appointment: Supplier hereby appoints Broker as its exclusive broker for the beverage alcohol products set forth on Exhibit A attached hereto, as may be amended pursuant to the terms of this Agreement (the “Products”), for the purpose of facilitating the sale and distribution of the Products in the state(s) described in Exhibit B attached to this Agreement (the “Territory or Territories”). Broker accepts such appointment and agrees to act as a broker for the Products in the Territory. Broker shall use its commercially reasonable efforts during the Term (as defined herein) to obtain sales of the Products in the Territory or Territories.

2.	Broker Obligations:

a.	Broker will hold any required licenses or permits and will comply with applicable law in the performance of its obligations hereunder.

b.	Broker will monitor inventory levels in the Territory or Territories to help ensure that inventory on hand is adequate to meet Broker’s projected demand.

c.	Broker will use commercially reasonably efforts to cooperate with the Supplier in its sales, promotional, and merchandising programs for the Products.

d.	Broker will furnish to the Supplier any sales or other reports concerning the Products or the Territory that the Supplier may from time to time reasonably request.

3.

Term: This Agreement shall become effective as of the Effective Date and shall continue in full force and effect for 5 years, unless earlier terminated pursuant to this Agreement; provided, however, that the Term shall be automatically extended for an additional 5 year period unless either Party provides the other Party 1 year prior written notice that the Term shall not so extend. For purposes of this Agreement, “Term” shall include the initial term of the Agreement and all extensions thereof until the Agreement is terminated as provided herein.

4.

Product Orders: During the Term, Broker will act as a representative on behalf of Supplier for purposes of obtaining orders for the Products in the Territory or Territories; provided, however, that all orders for Products are subject to the acceptance of Supplier and shall be at such prices and subject to such terms and conditions as Supplier shall determine, and Supplier shall be solely responsible for satisfying any such orders.

5.

Compensation: In consideration for the services to be provided by Broker under this Agreement, Supplier will pay to Broker commissions in the amounts or rates set forth on Exhibit A for all orders for the Products placed within the Territory or Territories. Commissions payable to Broker pursuant to this Agreement shall become due and owing upon the shipment or sale of any Products to customers in the Territory or Territories pursuant to any accepted order, and Supplier shall promptly notify Broker in the event of any such shipment or sale. Supplier will pay such commissions to Broker within thirty (30) days following the date of Broker’s invoice for same.

6.

Third Party Costs: Supplier shall reimburse Broker for all third Party costs and obligations incurred by Broker with respect to the promotion and sale of the Products and the performance of Broker’s obligations hereunder during the term of this Agreement, provided that such costs had been agreed to be paid for by Supplier or had been typically paid for by Supplier during the Term. Supplier will pay such amounts to Broker within thirty (30) days following the date of Broker’s invoice for same.

7.

New Products or Brands: Supplier shall promptly notify Broker of any plans by Supplier to introduce any new brand or brand extension into the Territory or Territories. Supplier agrees that all new brands or brand extensions introduced into any Territory may be added as Products under the terms of this Agreement if requested by Broker, and upon such request Supplier agrees to amend Exhibit A to this Agreement to add said brands effective with the date of their introduction for sale into the Territory or Territories. Supplier and Broker agree that the commissions applicable to any brands added pursuant to this Article shall be 10%, unless otherwise set forth on Exhibit A, and the Parties shall amend Exhibit A in order to reflect such commissions.

8.	Termination: Either Party may terminate this Agreement for any of the following reasons upon sixty (60) days’ prior written notice:

8.1

the occurrence of any of the following: (i) the appointment of a trustee, receiver or other similar custodian for all or any part of the other Party’s property; (ii) insolvency of the other Party; (iii) the filing of a petition by the other Party or an answer, not denying jurisdiction, in bankruptcy or under Chapter 7 or 11 of the Federal Bankrupt‐cy Act or sim‐i‐lar law, state or federal, whether now or later existing, or if such a petition is filed against the other Party and not vacated or stayed within thirty (30) days; (iv) the making by the other Party of an assignment for the benefit of creditors; or (v) an attachment of a material portion of the other Party’s property or the filing of any similar process against it which is not discharged within thirty (30) days

8.2

the loss by the other Party of any federal, state, or local license required for the performance of this Agreement, whether lost through revocation, failure to renew, or suspension of more than sixty (60) days which has a material adverse effect on Broker’s ability to perform its obligations under this agreement;

8.3	the enactment of a law making the sale of Products illegal in the Territory or Territories; or

8.4

the failure by the other Party to materially satisfy any of the material terms or conditions of this Agreement, and such failure continues unabated for sixty (60) days after receipt of a written notice detailing the material term or terms not complied with.

9.

Trademarks: Supplier grants to Broker a non-exclusive, royalty-free, non-assignable right to use the trademarks, service marks, logos, designs, commercial symbols, and trade dress which are approved by Supplier for use in connection with Products (the “Trademarks”) solely in connection with Broker’s promotion of Products and performance of its other obligations under this Agreement and for no other purpose, as may be permitted by the laws of the Territory or Territories. Without Supplier’s prior permission, Broker shall not produce or authorize the production of any promotional merchandise or point of sale/purchase materials bearing the Trademarks, such rights being reserved solely to Supplier, unless otherwise permitted by Supplier.

10.

Compliance with Law: Each of Broker and Supplier shall comply with all laws, regulations and policies having the force of law in the Territory or Territories applicable to the conduct of its business pursuant to this Agreement.

11.

Representations of Supplier: Supplier represents and warrants that the Products are fit for human consumption and comply with all applicable laws and regulations, including, without limitation, laws and regulations applicable to, or promulgated by, the United States Food and Drug Administration. Any Products provided to customers in the Territory or Territories, including without limitation, the containers and labels for such Products, are of a merchantable quality, fit for their intended purpose and meet all applicable government standards in the Territory.

12.

Independent Contractor: Broker is an independent contractor engaged to perform the services outlined herein, and Broker will be solely responsible for all costs and expenses it incurs in its capacity as broker for the Products. Except as expressly provided in this Agreement, Broker has no authority to, and will not, enter into any contract or obligation on the Supplier’s behalf, without the Supplier’s prior written consent.

13.	Indemnification:

13.1

Supplier agrees to indemnify, defend, and hold Broker and each of its direct and indirect parents, managers, members, officers, directors, shareholders, subsidiaries, agents, employees and affiliates (collectively, “Broker Parties”) harmless from any claim, suit, loss, damage, liability, or expense (including, without limitation, court costs and reasonable fees of counsel and other experts) (collectively “Losses”) arising from or alleged by any third party to have arisen from: (a) any allegations asserted or demanded by third parties related to defects in the design, manufacture, production, labeling, recall or packaging of the Products; (b) any allegations asserted or demanded by third parties that the Trademarks violate, infringe or misappropriate a third party’s intellectual property right; (c) any negligent, willful or intentional act or omission by Supplier; (d) any failure by Supplier to perform any responsibility expressly assigned to it by this Agreement; or (e) any other breach by Supplier of its obligations under this Agreement.

13.2

Broker agrees to indemnify, defend, and hold Supplier and each of its direct and indirect parents, managers, members, officers, directors, shareholders, subsidiaries, agents, employees and affiliates harmless from any Losses arising from or alleged by any third party to have arisen from: (a) any negligent, willful or intentional act or omission by Broker; (b) any failure by Broker to perform any responsibility expressly assigned to it by this Agreement; or (c) any breach by Broker of its obligations under this Agreement.

13.3

The Party seeking indemnification (the “Indemnified Party”) will promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) of any and all Claims or alleged Claims in writing. But any delay in providing such notice will not affect the Indemnifying Party’s defense and indemnification obligations, except to the extent the defense of the related Claims is materially prejudiced as a result of such delay.

14.	Confidential Information:

14.1

The obligation of each Party to protect Confidential Information (as defined below) of the other Party shall survive the termination of this Agreement for two (2) years following the Termination Date. Each Party shall keep confidential and not disclose or reveal any Confidential Information provided to it during the course of fulfilling its obligations under this Agreement other than to those of its Representatives who need to know such information for the purposes of this Agreement and whom such Party will cause to observe the terms of this Agreement, and each Party will be liable for any breaches of this Article 14 by such Party’s Representatives. “Confidential Information” includes, but is not limited to, all information designated (in writing or orally) as “confidential” or “proprietary” by the disclosing party. A Party may not disclose or reveal Confidential Information provided to it by the other Party except: (i) as expressly required by law; provided such Party shall give the other Party prompt advance written notice thereof such that the other Party has the opportunity to oppose such request or to seek a protective order or other appropriate remedy to protect its interest in the Confidential Information; (ii) as necessary to enforce the terms of this Agreement; (iii) as necessary to advise the Parties’ respective legal, accounting, and financial advisors; or (iv) with the express written consent of the other Party. Confidential Information does not include information which: (i) was in the public domain or comes into the public domain other than as a result of a breach of an obligation of confidentiality; (ii) was lawfully obtained by a third party that was not under any obligation of confidentiality; or (iii) was independently developed by a Party without making use of any such Confidential Information. For purposes of this Article, “Representatives” means with respect to each Party, such Party’s officers, directors, managers, employees, agents, attorneys and advisors.

14.2

The Parties agree that all terms and conditions of this Agreement, all information and data of either Party, whether in written, oral or electronic format, disclosed directly or indirectly, after the date this Agreement, whether or not having independent material economic value, including, but not limited to, financial information and data, marketing data or information, pricing information or strategies, trade secrets, business strategies and confidential business information that otherwise does not qualify as trade secrets, and any other information concerning either Party’s actual or anticipated business, research and development, as well as any modifications or enhancements of any of the foregoing, will be considered Confidential Information.

15.	Data Breach:

15.1

Supplier agrees to promptly notify Broker in writing, within twenty-four (24) hours, of its actual or constructive knowledge and discovery by Supplier of any breach or suspected breach of the provisions of this Article 15, or any loss or unauthorized use, disclosure, acquisition of, or access to any of the recipient’s or disclosing party’s Confidential Information that Supplier knows or should have known of (hereinafter referred to as a “Data Breach”). Such notice shall summarize in reasonable detail the effect on Broker, if known, of the Data Breach and the corrective action taken or to be taken by Supplier. Supplier shall, at its sole cost and expense, promptly take all appropriate and required corrective actions as well as fully cooperate with Broker in all reasonable and lawful efforts to prevent, mitigate, or remediate such Data Breach.

15.2

For purposes of this Article 15, a “Data Breach” shall include, but by no way be limited to the following types of events: (a) hacking; (b) phishing; (c) social engineering; (d) malware intrusion or installation; (e) firewall penetration; (f) malicious insider; (g) employee error; (h) cyber-attack; (i) unauthorized access; (j) ransomware; (k) physical threat; (l) denial-of-service attacks (“DDoS”); (m) password attacks; (n) viruses; (o) spyware; (p) SQL injection attack; (q) man-in-the-middle attack (“MitM”); (r) Zero-day exploit; (s) DNS Tunneling; (t) trojan horse; (u) spoofing; (v) computer worm; and/or (w) insider threats.

16.	Governing Law and Dispute Resolution:

16.1

This Agreement shall be construed and governed according to the internal laws of the Territory where the dispute arose, without reference to conflict of laws principles. If the dispute arose in more than one Territory, then with respect to the dispute involving relevant state alcohol beverage laws, then the relevant law of the Territory applicable to that portion of the claim shall apply. However, where the dispute does not involve state alcohol beverage laws or regulations, then, and only then shall the internal laws of [____________] apply, without regard to the conflict of law principles. By way of example only, and not by way of limitation, if a breach of contract claim arises concerning whether or not a Party has infringed on the other Party’s intellectual property rights, but does not involve state alcohol beverage distribution and sale laws or regulations, then Texas law applies to the entire dispute.

16.2

Notwithstanding anything in this Agreement to the contrary, this Agreement can only be terminated pursuant to the provisions of the laws, rules, and regulations of the state where the distribution of Supplier’s Products by Broker (or one of its Affiliates) is sought to be terminated. To the extent that any terms and conditions in this Agreement is in contradiction with the laws, rules, and regulations of the state governing the sale of beverage alcohol products to Broker, then the terms of this Agreement are deemed modified to conform to all said laws, rules, and regulations of such state.

16.3

If the Parties disagree as to any matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement, the Parties will promptly consult with one another, acting in good faith, in an effort to resolve the disagreement. If such effort is unsuccessful, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, the parties agree to first pursue mediation as a method to resolve the dispute via a neutral mediator. If mediation is unsuccessful, however, the dispute will be settled exclusively by arbitration in the state where the dispute arose, or if the dispute did not involve a specific state, in [_______] in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). The arbitration shall be conducted before a three-arbitrator panel. For purposes of the appointment of the three-arbitrator panel, each Party shall select and appoint one arbitrator each, with the third arbitrator to be selected and appointed as the Chief Arbitrator by the two Party-selected arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators will have the power to render injunctive, equitable, as well as other, awards and relief.

16.4

In an arbitration arising hereunder, each Party shall bear its own costs, expenses, and attorney’s fees. If any litigation is commenced by a Party outside of arbitration, the prevailing Party on a petition or motion to compel arbitration shall be entitled to recover its court costs and reasonable attorney’s fees from the other Party.

16.5

The rights and remedies of the Parties under this Agreement are cumulative, and either Party may enforce any of such Party’s rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

17.

Severability: In the event any term or condition of this Agreement is in violation of or prohibited by any applicable law or regulation, such term or condition shall be deemed as amended or deleted to conform to such law or regulation without the invalidating or amending or deleting any of the other terms or conditions of this Agreement.

18.

Force Majeure: The inability of any Party to commence or complete its obligations resulting from delays caused, directly or indirectly, by strikes, insurrection, floods, fire, riots, acts of God, acts of government, war, pandemics, quarantines, stay-at-home, shelter-in-place, executive or government orders or ordinances, emergencies, acts or threats of terrorism, shortages, or unavailability of materials, or other causes beyond the Parties’ reasonable control (a “Force Majeure Event”), must be promptly communicated to the other Party in writing and will excuse non-performance and extend the period for performance of the obligations for a period equal to the period of any such delay, to the extent such Force Majeure Event could not have been avoided by the exercise of reasonable precautions and so long as the affected Party uses its best efforts to ameliorate the effects of the Force Majeure Event.

19.

Non-waiver: No provision of this Agreement can be waived except by a signed writing mutually agreed to by the Parties. Waiver of any provision will not be deemed a waiver of any breach of any other provision or of any subsequent breach.

20.

Assignment: Supplier may only assign its rights or delegate its duties under this agreement with Broker’s prior written consent. Upon such assignment Supplier shall be under no further obligation under this Agreement, except for any accrued liabilities due to Broker hereunder. Broker may assign its rights or delegate its duties under this Agreement.

21.

Relationship between Parties: This Agreement creates only an independent contractor relationship between Supplier and Broker. Broker shall not be deemed to be Supplier’s employee, partner, or joint venture partner based on this Agreement’s terms, and nothing in this Agreement shall be deemed to grant Broker the power or authority to bind Supplier in any way.

22.

Entire Agreement; Amendment: This Agreement represents the Parties’ entire understanding with respect to its subject matter and supersedes and cancels all prior written or oral contracts, agreements and understandings of the Parties with respect to it. This Agreement can be amended only in writing, and then only if the amendment is executed by both Parties.

23.

Notices: All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed given if delivered by hand, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission, as set forth on the signature page hereto or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication will be effective: (a) if given by facsimile transmission, when transmitted to the applicable number specified in (or pursuant to) this Article and an appropriate mechanical or voice confirmation is received; (b) if given by United States mail, on the earlier of the date of receipt or the fifth (5th) day after deposit in the mails; or (c) if given by any other means, on the date of receipt.

24.	Modification: This Agreement may be modified only by subsequent written amendments executed by authorized officers of both Parties.

25.

Survival: Articles 5, 8, 13, 14, 15 and 16 will survive the termination of this Agreement for any reason, together with such other provisions as by their nature are intended to apply after this Agreement terminates.

26.

Counterparts: This Agreement may be signed by each Party upon a separate copy or separate signature page, and any combination of separate copies signed by all Parties or including signature pages so signed will constitute a single counterpart of this Agreement. This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. For purposes of this Article and Agreement, the use of an electronic, digital signature tool (e.g. DocuSign) to administer the signatures of the Partiers hereto shall be permitted. Signatures to this Agreement may be transmitted electronically.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

SUPPLIER:	Broker:
Starco Brands, Inc. By:	By:
Name: Ross Sklar	Name:
Title: CEO	Title:
Date:	Date:

Address for Notices: Starco Brands, Inc. 250 26th St., Suite 200 Santa Monica, CA 90402 Attention: Ross Sklar Email:	Address for Notices:

EXHIBIT A

PRODUCTS AND COMMISSION RATES

Products	Commission Rates In Percentage
Whipshots	10

EXHIBIT B

TERRITORY

[______________]